                                                                   EXHIBIT 13(h)


                               PURCHASE AGREEMENT



         Schwab Capital Trust (the "Trust"), a Massachusetts business trust, and Charles Schwab & Co., Inc. ("Schwab"), a California corporation, hereby agree on August 5, 1997 as follows:

         1. The Trust hereby offers and Schwab hereby purchases 100 units of beneficial interest for Series K of the trust representing interests in the series of shares known as SCHWAB ONESOURCE PORTFOLIOS-SMALL COMPANY (such 100 units of beneficial interest being hereafter collectively known as "Shares") at a price of $10.00 per Share. Schwab hereby acknowledges purchase of the Shares, and the Trust hereby acknowledges receipt from Schwab of funds in the amount of $1,000 for such series of the Trust in full payment for the Shares. It is further agreed that no certificate for the Shares will be issued by the Trust.

         2. Schwab represents and warrants to the Trust that the Shares are being acquired for investment purposes and not with a view to the distribution thereof.

         3. The names "Schwab Capital Trust" and "Trustees of Schwab Capital Trust" refer, respectively to the Trust created and the Trustees as Trustees but not individually or personally, acting from time to time under an Agreement and Declaration of Trust dated as of May 6, 1993, to which reference is hereby made and a copy of which is on file at the Office of the Secretary of State of the Commonwealth of Massachusetts and elsewhere as required by law, and to any and all amendments thereto so filed or hereafter filed. The obligations of "Schwab Capital Trust" entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are not made individually, but only in such capacities, and are not binding upon any of the Trustees, Shareholders or representatives of the Trust personally, but bind only the assets of the Trust, and all persons dealing with any series of Shares of the Trust must look solely to the assets for the Trust belonging to such series for the enforcement of any claims against the Trust.

                                    -1 of 2-

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed day and year first written above.


Attest:                                     SCHWAB CAPITAL TRUST


/s/ Karen Seaman                            By:  /s/ Stephen B. Ward
------------------------------                 ---------------------------------
                                            Name:  Stephen B. Ward
                                            Title: Senior Vice President and
                                                   Chief Investment Officer





Attest:                                     CHARLES SCHWAB & CO., INC.


/s/ Karen Seaman                            By:  /s/ Colleen M. Hummer
------------------------------                 ---------------------------------
                                            Name:  Colleen M. Hummer
                                            Title: Senior Vice President


                                    -2 of 2-